BERKELEY FUNDS

Berkeley Money Market Fund


The undersigned hereby certifies as follows:

1. The undersigned is the duly appointed Inspector of Election for the Special Meeting (the "Meeting") of the shareholders of the Berkeley Money Market Fund (the "Fund"), each a series of the Berkeley Funds (the "Trust"), held on March 31, 1999.

2. The total number of shares (the "Shares") of the Fund, that Trust's only series, and of the Trust, outstanding as of the close of business on February 11, 1999, the record date for the Meeting, was:

   Berkeley Money Market Fund          138,567,561

   Total for the Berkeley Funds        138,567,561

3. The number of Shares represented in person or by valid proxy at the Meeting was as follows:

   Berkeley Money Market Fund           87,242,905

   Total for the Berkeley Funds         87,242,905

4. The number of Shares voted at the Meeting was as follows with respect to the proposals listed below:

   Proposal #1: With respect to the proposal to the approval of a new Investment Management Agreement between the Berkeley Money Market Fund and City National Bank, pursuant to which City National Bank will serve as the new investment manager to the Berkeley Money Market Fund.

                           Shares in Favor   Shares Against  Shares Abstaining

Berkeley Money Market Fund     86,993,932        178,964         70,009

Totals:                        86,993,932        178,964         70,009



   Proposal #2A: With respect to the proposal to elect Irwin G. Barnet to serve as a Trustee of the Berkeley Funds.

                           Shares in Favor   Shares Against  Shares Abstaining

Berkeley Money Market Fund     87,127,054            0           115,852

Totals:                        87,127,054            0           115,852



   Proposal #2B: With respect to the proposal to elect Maria D. Hummer to serve as a Trustee of the Berkeley Funds.

                          Shares in Favor    Shares Against  Shares Abstaining

Berkeley Money Market Fund    87,127,054              0           115,852

Totals:                       87,127,054              0           115,852



   Proposal #2C: With respect to the proposal to elect Victor Meschures to serve as a Trustee of the Berkeley Funds.

                          Shares in Favor    Shares Against  Shares Abstaining

Berkeley Money Market Fund     87,127,054             0           115,852

Totals:                        87,127,054             0           115,852



   Proposal #2D: With respect to the proposal to elect James R. Wolford to serve as a Trustee of the Berkeley Funds.

                          Shares in Favor    Shares Against  Shares Abstaining

Berkeley Money Market Fund    87,123,054          4,000            115,852

Totals:                       87,123,054          4,000            115,852



   Proposal #3: With respect to the proposal to ratify the selection of KPMG LLP as the independent auditors to audit the financial statements of the Berkeley Funds.


                          Shares in Favor    Shares Against  Shares Abstaining

Berkeley Money Market Fund    86,572,285          25,290           645,330

Totals:                       86,572,285          25,290           645,330


IN WITNESS WHEREOF, the undersigned has executed this Certificate this 31st day of March, 1999.


                                       By:______________________________
                                          Danell Doty
                                          Inspector of Election